Exhibit 11

                 Statement of Computation of Per Share Earnings

         Set forth below are the bases for the computation of earnings per share for the periods shown. The Company had no shares outstanding prior to June 22, 1998.

                                                 Nine Months Ended September 30,
                                                 -------------------------------
             Earnings (loss) Per Common Share         1999              1998

                  Basic                              $(0.50)           (1.26)

                  Average Shares Outstanding        1,650,000         610,440

                  Diluted                            $(0.50)           (1.26)

                  Average Shares Outstanding        1,650,000         610,440







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